Exhibit 2.1

ELAH HOLDINGS, INC.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this  “Agreement”), dated as of May 9, 2018, is made by and among Elah Holdings, Inc. (f/k/a Real Industry, Inc.), a corporation organized under the laws of the State of Delaware (the “Company”),  210/RELY Partners, LP, a Texas limited partnership (the  “210 Purchaser”), Goldman Sachs BDC, Inc., a Delaware corporation, Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and Goldman Sachs Middle Market Lending Corp., a Delaware corporation (individually, a “GS Purchaser,” and collectively, the “GS Purchasers” and, together with the 210 Purchaser, the “Purchasers”).

RECITALS

WHEREAS, on November 17, 2017, the Company, Real Alloy Intermediate Holding, LLC (“RAIH”), Real Alloy Holding, Inc. (“Real Alloy”) and certain of Real Alloy’s wholly owned U.S. subsidiaries (collectively with RAIH, Real Alloy, the “Real Alloy Debtors,” and with the Company, the “Debtors”) commenced Chapter 11 cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) by filing voluntary petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS,  on January 17, 2018, the Bankruptcy Court entered an order (the “DIP Order”) approving the Company’s entry into a loan agreement and related ancillary documents with affiliates of the 210 Purchaser (the “210 Affiliate DIP Lender”) and affiliates of the GS Purchasers (the  “GS Affiliate DIP Lender”) pursuant to which such affiliates agreed to make a debtor-in-possession loan in the amount of $5.5 million to the Company on a senior secured superpriority basis (together, the “DIP Loan Documents”);

WHEREAS, the Company has borrowed the entire $5.5 million from the 210 Affiliate DIP Lender and the GS Affiliate DIP Lender on an aggregate basis pursuant to the DIP Loan Documents (the “DIP Loan”);

WHEREAS,  on March 1, 2018, the Company filed with the Bankruptcy Court a proposed plan of reorganization (as may be amended, modified or supplemented from time to time, the “Plan”) for the resolution of the outstanding claims against and interests in the Company and a proposed disclosure statement in support of the Plan (as may be amended, modified or supplemented from time to time, the “Disclosure Statement”);

WHEREAS, pursuant to the Plan, upon the effectiveness of the Plan, the Company’s certificate of incorporation will be amended such that the Company will have authorized capital stock of 2,500,000 shares, of which 50,000 will be reserved for issuance as “blank check” preferred stock, with 5,000 shares reserved for issuance as Series A Junior Participating Preferred Stock, 147,785 shares (as may be adjusted pursuant to the Plan to the extent necessary) of the Company’s post-reorganization common stock, par value $0.001 per share (the “Common Stock”) will be issued in respect of the Company’s outstanding common stock as set forth in the Plan as of a time immediately prior to the effective date of the Plan, 229,067shares (as may be adjusted pursuant to the Plan to the extent necessary) of Common Stock will be issued to Aleris Corporation (collectively with its affiliates,  “Aleris”) as part of the termination of its pre-petition Series B Non-Participating Preferred Stock (the “Series B Preferred Stock”) as set forth in the Plan, and the Common Shares (as defined below) will be issued to the Purchasers, as further described in Section 2.03(c) (collectively, the “Reorganized Capital Structure”);

WHEREAS, on March 29,  2018, the Bankruptcy Court approved the Disclosure Statement and authorized the Company to begin soliciting approval of the Plan;

WHEREAS, on May 2, 2018, the Bankruptcy Court approved the Plan;

WHEREAS,  subject to the terms and conditions hereof, the Company desires to sell to the Purchasers and the Purchasers desire to purchase from the Company,  an aggregate of 362,073 shares (as may be adjusted pursuant to the Plan to the extent necessary) of Common Stock (the “Common Shares”),  for a total aggregate purchase price of $17,500,000.00 (the “Purchase Price”) allocated among the Purchasers as set forth on Schedule A attached hereto;

WHEREAS, the transactions contemplated hereby will be made in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder and pursuant to Bankruptcy Code § 1145;

WHEREAS, pursuant to the Plan, the Company and the Purchasers will enter into this Agreement and the Purchasers will purchase the Common Shares for the Purchase Price as allocated on Schedule A, Allocation of Common Shares and Purchase Price;

WHEREAS,  the full amount of the DIP Loan outstanding due to the 210 Affiliate DIP Lender as of the Closing Date (as defined herein) may be applied towards the Purchase Price (the “210 DIP Purchase Consideration”) payable by the 210 Purchaser, as set forth on Schedule A,  and shall reduce on a dollar-for-dollar basis the amount of the Purchase Price payable in cash by the 210 Purchaser (such amount, the “210 Cash Consideration”);

WHEREAS, the full amount of the DIP Loan outstanding due to the GS Affiliate DIP Lender as of the Closing Date may be applied towards the Purchase Price (the “GS DIP Purchase Consideration”) payable by the GS Purchasers, as set forth on Schedule A, and shall reduce on a dollar-for-dollar basis the amount of the Purchase Price payable in cash by the GS Purchasers (such amount, the “GS Cash Consideration” and, together with the 210 Cash Consideration, the “Cash Consideration”);

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to enter into a Stockholders Agreement with the Purchasers, Aleris and certain other stockholders of the Company,  a form of which is attached hereto as Exhibit A (the “Stockholders Agreement”), and the Company desires to enter into a separate stockholders agreement with each of those direct and indirect stockholders of Aleris designated by the Purchasers in form and substance satisfactory to the Company and the Purchasers (the “Indirect Stockholder Agreements”);

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to enter into an indemnification agreement with each of the New Directors (as defined herein), a form of which is attached hereto as Exhibit B  (together, the “Indemnification Agreements”);

WHEREAS, in connection with the transactions contemplated hereby, the Company and Computershare Inc., as Rights Agent (“Computershare”), have entered into an amendment to that certain Amended and Restated Rights Agreement, dated as of November 2, 2017 (the “Rights Agreement”), between the Company and Computershare, a copy of which has been accepted by Computershare and is attached hereto as Exhibit C (the “Rights Agreement Amendment”) to (i) reflect the Reorganized Capital Structure and (ii) provide that the Purchasers (severally or jointly), shall not be an “Acquiring Person” for purposes of the Rights Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the Purchasers have provided a commitment letter from The Private Credit Group of Goldman Sachs Asset Management, L.P. (on behalf of one or more of its managed funds or accounts, “GSAM”) in the amount of up to $500.0 million for the Company’s post-effective date acquisition efforts,  a form of which is attached hereto as Exhibit  D (together, the “Acquisition Facility Commitment Letter”);

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to provide the Purchasers with certain registration rights under the Securities Act and the rules and regulations promulgated thereunder pursuant to a Registration Rights Agreement, a form of which is attached hereto as Exhibit E (the “Registration Rights Agreement” and, collectively with this Agreement, the Stockholders Agreement, the Indirect Stockholder Agreements, the Indemnification Agreements, the Rights Agreement Amendment, and the Acquisition Facility Commitment Letter, as they may be amended from time to time, the “Transaction Documents”);

WHEREAS,  the Bankruptcy Court approved a sale by RAIH, Real Alloy and certain of Real Alloy’s wholly owned domestic subsidiaries (collectively, the “Real Alloy Entities”), pursuant to which the Real Alloy Entities agreed to sell substantially all of their assets, including the equity of Real Alloy’s non-U.S. subsidiaries, to RA Acquisition Purchaser LLC for a combination of cash, a credit bid of certain secured debt obligations, and the assumption of certain liabilities of the Real Alloy Entities (the “Real Alloy Sale”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON STOCK

Section 1.01.        Purchase and Sale of Common Stock.  Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, the Common Shares at the Purchase Price on the date hereof (the “Closing Date”), which is also the Effective Date, as defined in the Plan.

Section 1.02.        Company’s Closing Deliverables. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each of the Purchasers each of following:

(a)          a copy of this Agreement that has been duly executed by the Company;

(b)          a copy of irrevocable instructions to Computershare instructing Computershare to deliver a stock certificate evidencing the Common Shares or evidence of book-entry shares representing the Common Shares to each of the Purchasers;

(c)          a copy of the Stockholders Agreement that has been duly executed by the Company and each party thereto (except for the Purchasers);

(d)          a copy of each Indirect Stockholder Agreement that has been duly executed by the Company and each party thereto, in form and substance satisfactory to the Purchasers;

(e)          a copy of the Registration Rights Agreement that has been duly executed by the Company;

(f)           copies of the Indemnification Agreements for each of the New Directors that have been duly executed by the Company;

(g)          an executed copy of the Enabling Resolutions (as defined in the Plan) of the Board of Directors approving the transactions contemplated hereby, including approval of each Purchaser and the Purchasers jointly as an “interested stockholder” as defined under Section 203 of the Delaware General Corporation Law;

(h)          evidence that all members of the Company’s Board of Directors  prior to the Effective Date have voluntarily resigned, and such Board of Directors is comprised of the persons set forth in Section 3.02(a) herein;

(i)           a copy of the Rights Agreement Amendment that has been duly executed by the Company and Computershare;

(j)           a copy of the Acquisition Facility Commitment Letter that has been duly executed by the Company;

(k)          copies of the New Organizational Documents (as defined in the Plan), in forms approved by each of the Purchasers;

(l)           evidence of a directors’ and officers’ liability insurance plan providing coverage for the New Directors on terms and conditions satisfactory to each of the Purchasers; and

(m)         such other documents contemplated by this Agreement or reasonably requested by either of the Purchasers, including, without limitation, evidence that the transactions contemplated in Article V of the Plan (other than execution of the Transaction Documents) have occurred.

Section 1.03.        Purchasers’ Closing Deliverables.  On or prior to the Closing Date, each of the Purchasers shall deliver or cause to be delivered to the Company each of the following:

(a)          the 210 Cash Consideration by the 210 Purchaser, and the GS Cash Consideration by the GS Purchasers,  by wire transfer of immediately available funds to an account specified by the Company;

(b)          acknowledgement of payment in full of the then-outstanding balance of the DIP Loan owed to the 210 Affiliate DIP Lender and the GS Affiliate DIP Lender (the “Receipts”);

(c)          a copy of this Agreement that has been duly executed by each of the Purchasers;

(d)          a copy of the Stockholders Agreement that has been duly executed by each of the Purchasers;

(e)          a copy of the Registration Rights Agreement that has been duly executed by each of the Purchasers;

(f)           a copy of the Acquisition Facility Commitment Letter that has been duly executed by GSAM; and

(g)          copies of the Indemnification Agreements for each of the New Directors;

Section 1.04.        Conditions Precedent to Purchase and Sale of Common Shares of Company. The obligation of the Company to sell the Common Shares to the Purchasers and execute the Transaction Documents (other than the Rights Agreement Amendment) on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)          each of the Purchasers shall have delivered each of the items required to be delivered by such Purchaser pursuant to Section 1.03;

(b)          the representations and warranties of each of the Purchasers contained in Section 2.02 shall be true and correct in all material respects on and as of the date hereof and the Closing Date;

(c)          the Company shall have received the Cash Consideration; and

(d)          the Company shall have delivered the Receipts.

Section 1.05.        Conditions Precedent to Purchase and Sale of Common Shares of Purchasers.  The obligation of each of the Purchasers to purchase the Common Shares from the Company and execute the Transaction Documents to which such Purchaser is a party on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)          the Company shall have delivered each of the items required to be delivered by the Company pursuant to Section 1.02;

(b)          the representations and warranties of the Company contained in Section 2.01 shall be true and correct in all material respects on and as of the date hereof and the Closing Date except that the representations and warranties under Sections 2.01(a) through (e) and (aa) shall be true and correct in all respects;

(c)          the Company shall have complied with all covenants contained in Section 3  of this Agreement and in the other Transaction Documents that are to be performed on or before the Closing Date;

(d)          the Bankruptcy Court having entered the Confirmation Order (as defined in the Plan) which shall in all respects be satisfactory to each of the Purchasers;

(e)          the Company’s Board of Directors shall be comprised of five directors as set forth in Section 3.01 of this Agreement;

(f)           all material consents, approvals and waivers required for the consummation of the transactions contemplated by this Agreement shall have been obtained;

(g)          the transactions contemplated in Article V of the Plan (other than execution of the Transaction Documents and actions that by their terms do not occur prior to the Effective Date)  shall have occurred;

(h)          no statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which questions the validity of, challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement;

(i)           there is no ongoing or pending, or, to the Company’s knowledge, threatened, action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or affecting the Company or any of its respective directors or officers in their capacities as such, other than the Chapter 11 Cases;

(j)           the Company shall have cancelled all of its outstanding stock options,  warrants and other securities convertible into shares of Common Stock, and shall have cancelled or accelerated the vesting of, or converted to common stock, all of its outstanding restricted stock and restricted stock units; and

(k)          the Company has not had an “ownership change” (as defined in Section 382 of the Tax Code) to which Section 382(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), applies.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01.        Company Representations and Warranties. The Company represents and warrants to the Purchasers as of the Closing Date, except as set forth in a Schedule of Exceptions attached hereto (“Schedule of Exemptions” and each a “Schedule”), that the statements in the following subsections of this Section 2.01 are true and correct:

(a)         Organization and Good Standing.  The Company (i) is duly organized and validly existing;  (ii) has the power and authority, and the legal right, to make, deliver and perform this Agreement and the other Transaction Documents and (iii) has taken all necessary corporate or other action, including obtaining any necessary approvals by the Company’s Board of Directors and stockholders, to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents.  Except for the Real Alloy Entities and the entities set forth on Schedule 2.01(a) attached hereto (individually, a “Subsidiary” and collectively, the “Subsidiaries”),  as of the Closing Date, the Company does not have any direct or indirect ownership interest in any capital stock of, or other equity or voting interests in, any domestic or foreign entity.  Each of the Company and each Subsidiary are duly qualified as a foreign corporation to do business and are in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified would not be material to the Company or its business.

(b)         Authorization and Enforceability.  This Agreement and each of the other Transaction Documents (i) have been duly executed and delivered on behalf of the Company and (ii) constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

(c)         Company Capitalization.  The capitalization of the Company, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, and the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock is as follows:

•      Immediately prior to the Effective Date under the Plan:

o      66,500,000 shares of Common Stock authorized, of which 29,569,838 shares were outstanding,

•      Including:

▪

305,451 restricted shares of Common Stock, outstanding immediately prior to the Effective Date, which vest on the Effective Date under the terms of the Plan, and for which the holders thereof have made an irrevocable confirmation that they will pay the associated taxes required to be withheld in connection with such accelerated vesting; and

▪

31,323 unconverted restricted stock units that have been granted in lieu of cash director fees to members of the Company’s Board of Directors, which vest in full as of the grant date, but at the election of the recipients may be converted to shares of Common Stock on the grant date or on the date that such director ceases to serve as a director (the “Board RSUs”) were outstanding;

•      Excluding:

▪	63,222 shares of treasury stock;
▪	56,698 shares of restricted stock held by a prior executive officer, outstanding immediately prior to the Effective Date, but which performance-vest and are forfeited under the terms of the Plan;
▪

13,286 shares of restricted stock, outstanding immediately prior to the Effective Date and would vest on the Effective Date under the terms of the Plan, but which the holders have made an irrevocable election to forfeit in lieu of paying required taxes in connection with such accelerated vesting;

▪	209,654 restricted stock units underlying executive performance share awards (“TSR Awards”), outstanding immediately prior to the Effective Date, but which are forfeited under the terms of the Plan;
▪

15,112 shares of Common Stock which were not surrendered for exchange in connection with the Company’s October 1-for-10 reverse stock split, and which are forfeited/cancelled under the terms of the Plan;

o     665,000 shares of Series A Junior Participating Preferred Stock authorized, of which 0 shares were outstanding;

o     100,000 shares of Series B Preferred Stock designated, of which 28,502.9296 shares were outstanding (which are cancelled under the terms of the Plan,  in exchange for the holder’s consent to accept $2 million plus 31% of the Common Stock of the Company following the Effective Date);

o     209,654 restricted stock units underlying executive performance share awards (“TSR Awards”) were outstanding (which are cancelled under the terms of the Plan);

o     367,600 shares of Common Stock underlying outstanding stock options awarded pursuant to the Signature Group Holdings 2006 Incentive Performance Plan  (which are cancelled under the terms of the Plan); and

o     1,448,333 shares of Common Stock underlying fully vested warrants (the “Warrants”) (which are cancelled under the terms of the Plan in exchange for a $0.09 per warrant payment).

•      As of the Closing Date, (assuming implementation of the Plan other than the issuance of shares under this Agreement):

o      2.5 million shares of capital stock authorized for issuance, consisting of:

•     2,450,000 shares of Common Stock authorized, of which 738,925 shares were outstanding (as may be adjusted pursuant to the Plan to the extent necessary) and 75,000 shares reserved for issuance pursuant to the Company’s equity plan; and

•     50,000 shares were blank check preferred stock, of which 5,000 shares of Series A Junior Participating Preferred Stock authorized, of which 0 shares were outstanding.

All of such outstanding shares of capital stock, both prior to the Effective Date and as of the Closing Date, have been, or upon issuance in accordance with the terms of any such exercisable, exchangeable or convertible securities will be, validly issued, fully paid and non-assessable.  No shares of capital stock of the Company issued prior to the Effective Date were issued in violation of preemptive rights or other similar rights of the stockholders of the Company or any liens or encumbrances.  Except for the Common Shares issuable pursuant to this Agreement, and except as described in this Section 2.01(c),  (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, nor are any such issuances or arrangements contemplated (except pursuant to the Rights Agreement), (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except for the Registration Rights Agreement); (iii) except with respect to the Preferred Shares pursuant to the Certificate of Designation, there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem any security of the Company; and (iv) the Company does not have any shareholder rights plan, “poison pill” or other anti-takeover plans or similar arrangements (except in connection with the Rights Agreement). Except as otherwise set forth on Schedule 2.01(c), there are no securities or instruments issued by the Company that contain anti-dilution or similar provisions that will be triggered by, and all of the resulting adjustments that will be made to such securities and instruments as a result of, the issuance of the Common Shares in accordance with the terms of this Agreement and the other Transaction Documents, if applicable.  Except for the Restructuring Support Agreements executed by the Purchasers with certain holders of the Company’s common stock, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the security holders of the Company relating to the securities of the Company held by them.  To the extent that the Company has restricted stock units outstanding, the Board RSUs will convert to shares of Common Stock upon the Effective Date, and the TSR Awards will be cancelled pursuant to the Plan.

(d)         Subsidiary Capitalization.  The capitalization of each Subsidiary (for the avoidance of doubt, excluding the Real Alloy Entities), including the authorized capital stock, the number of shares issued and outstanding and the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock, is as follows:

•      As of the Closing Date, the wholly owned domestic and foreign Subsidiaries of the Company are (1) Cosmedicine, LLC and (2) SGGH, LLC, and the capitalization for each Subsidiary is set forth below:

o      100% of the membership interests of Cosmedicine, LLC

o      100% of the membership interests of SGGH, LLC

(e)         Issuance of Common Shares.  The Common Shares to be issued and sold pursuant to this Agreement and the other Transaction Documents (i)  will be duly authorized and, upon issuance in accordance with the terms of this Agreement and the other Transaction Documents,  (ii) will be validly issued and free from all taxes, liens, claims and encumbrances (other than restrictions on transfer contained in this Agreement, the other Transaction Documents or the New Organizational Documents, as applicable), (iii) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person (other than preemptive rights, rights of first refusal or other similar rights contained in this Agreement or the Transaction Documents, as applicable) and (iv) will not impose personal liability on the holder thereof.  Except for the filing of any notice prior or subsequent to the date hereof, the Closing Date, as applicable, that may be required under applicable state and/or federal securities laws (or comparable laws of any other jurisdiction) or the Registration Rights Agreement, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, instrumentality or other third party, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement or the Transaction Documents, for the offer, issue, sale, execution or delivery of the Common Shares, or for the performance by the Company of its obligations under this Agreement or the Transaction Documents.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(f)         No Conflicts.  Assuming that the requisite Bankruptcy Court approvals are obtained and any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the

Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the organizational documents of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company, its Subsidiaries or their securities are subject) applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iv) result in the imposition of a mortgage, pledge, security interest, encumbrance, charge or other lien on any asset of the Company or its Subsidiaries.

(g)         Compliance.  Neither the Company nor any of its Subsidiaries is in violation of its respective organizational documents and, except as described in the Plan, neither the Company nor any of its Subsidiaries is in default (and no event has occurred that with notice or lapse of time or both would put the Company or any of its Subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party.  The business of the Company and each of its Subsidiaries is not being conducted, and shall not be conducted so long as either of the Purchasers (or any of its respective affiliates) owns any shares of Common Stock, in violation of any law, ordinance or regulation of any governmental entity.

(h)         OFAC.  Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized, or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds from the transactions contemplated under this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other individual or entity (1) to fund or facilitate any activities of or business with any individual or entity that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (2) to fund or facilitate any activities or business in any Sanctioned Country in violation of Sanctions or (3) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any individual or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country in violation of Sanctions.

(i)         Anti-Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with all applicable financial record-keeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or threatened.

(j)         FCPA.  Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee, affiliate, or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (1) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (3) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (4) violated or is in violation of any provision of (w) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), (x) any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (y) the Bribery Act 2010 of the United Kingdom or (z) any other anti-bribery or anti-corruption statute or regulation. The Company has instituted and maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(k)         Bankruptcy Proceeding.  On November 17, 2017, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court.  On March 1, 2018, the Company filed the Plan and Disclosure Statement.  On  March 29, 2018, the Bankruptcy Court confirmed the Plan was adequate for purposes of solicitation, and on May 2, 2018 entered the Confirmation Order, subject to a stay to be lifted at 12:01 a.m. EDT on May 9, 2018.

(l)         Sale of Real Alloy Business.  On March 28, 2018, the Real Alloy Debtors agreed to sell all of their assets, including their equity interests in the non-Debtor Real Alloy subsidiaries pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among RA Acquisition Purchaser LLC (the “Real Alloy Purchaser”), an entity formed at the direction of an ad hoc group of the Real Alloy Debtors’ secured noteholders, and each of the Real Alloy Debtors. The Bankruptcy Court approved the Real Alloy Sale on March 29, 2018. The representations and warranties of the Sellers  (as defined in the Asset Purchase Agreement) in the Asset Purchase Agreement are true and correct in all respects as of the date hereof, subject to the qualifications thereto set forth in the Asset Purchase Agreement. The Asset Purchase Agreement is in full force and effect as of the date hereof.

(m)        SEC Documents, Financial Statements.  Prior to the date of this Agreement,  the Company has filed  all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof).  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries in existence as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments).  On December 7, 2017,  in respect of the Company’s registration and a result of the filing of its Chapter 11 Case, a Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act was filed on Form 25 to voluntarily withdraw its shares of common stock from listing on The NASDAQ Stock Market (“NASDAQ”) by NASDAQ.  Prior to the filing of the Form 10-K for the fiscal year ended December 31, 2017, the Company deregistered all shares previously registered on a registration statement filed by the Company or its predecessors with the SEC.

(n)         Absence of Certain Changes.  Since December 31, 2017, other than as described in the SEC Documents or otherwise contemplated in this Agreement or the Plan Documents,  (i) there have not been any change in the capital stock or long-term debt of the Company or its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company or its Subsidiaries on any class of capital stock; (ii) the Company and its Subsidiaries have not entered into any transaction or agreement that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company or its Subsidiaries and, except as contemplated by this Agreement or the other Transaction Documents, has not made any material change or amendment to a material contract or arrangement by which the Company, its Subsidiaries, or any of their respective assets or properties is bound or subject; (iii) the Company and its Subsidiaries  have not sustained any material loss or interference with their respective businesses from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority; and (iv) there have been no material adverse change and no material adverse development in the respective businesses, properties, operations, prospects, financial condition or results of operations of the Company and its Subsidiaries.

(o)         Transactions With Affiliates.  Except as described in the SEC Documents, none of the officers, directors, or employees of the Company or its Subsidiaries is presently a party to any transaction with the Company (other than for ordinary course services solely in their capacity as officers, directors or employees), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has an ownership interest of five percent or more or is an officer, director, trustee or partner.

(p)         Absence of Litigation.  Except as disclosed in the SEC Documents or as disclosed to the Purchasers in writing, there is no ongoing or pending, or, to the Company’s knowledge, threatened, action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or affecting the Company, its Subsidiaries, or any of their respective directors or officers in their capacities as such.  To the knowledge of the Company, there are no actions, suits, proceedings, inquiries or investigations before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) threatened against the Company, its Subsidiaries or any of their respective directors or officers in their capacities as such.  There are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the Common Stock or the Preferred Stock, (ii) the ability of the Company to perform its obligations under this Agreement or the Transaction Documents,  (iii) the operations, performance, business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any provision of this Agreement or any Transaction Document.

(q)         Intellectual Property.  To the Company’s knowledge, the Company and its Subsidiaries have not infringed any trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company and its Subsidiaries, there are no claims, actions or proceedings being made or brought against, or to the knowledge of the Company or its Subsidiaries, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(r)         Real Estate; Liens.  Neither the Company nor any Subsidiary owns any real property.  Schedule 2.01(r) contains a true and complete list of all leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) for all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries (the “Leased Real Estate”) as of the Closing Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all such leases are legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor any other party to the leases, is in breach or default under such leases, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such leases; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such leases has not been disturbed, and to the knowledge of the Company and its Subsidiaries, there are no disputes with respect to such leases; and (iv) there are no liens or other encumbrances on the estates created by such leases. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any leases or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any other person a right to use or occupy such Leased Real Estate or any portion thereof.  Additionally, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all liens or encumbrances.

(s)         Tax Status.  The Company and each of its Subsidiaries have made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is or was subject (unless and only to the extent that the Company or such Subsidiaries have set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), and each such return report and declaration is true, correct and complete. The Company and each of its Subsidiaries have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. Except as set forth on Schedule 2.01(s), none of the Company’s tax returns is presently being audited by any taxing authority.

(t)         Key Employees.  To the Company’s knowledge, none of the Company’s directors or officers, nor any of its Subsidiaries’ directors or officers, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each director and officer does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.  Except as otherwise expressly contemplated by this Agreement, no  director or officer has, to the knowledge of the Company or its Subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its Subsidiaries, nor is any such director or officer subject to any constraints which would cause such person to be unable to devote his full time and attention to such employment or services.

(u)        Employee Relations.  (i) No application or petition for certification of a collective bargaining agent is pending and none of the current or former employees of Company or its Subsidiaries are or have been represented by any union or other bargaining representative and no union has attempted to organize any group of the employees of the Company or its Subsidiaries, and no group of the Company’s  or its Subsidiaries’ current or former employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining. The Company believes that its relations with its employees are good; (ii) no executive officer (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company; and (iii) that the Company and its Subsidiaries are in compliance with all federal, state and local laws and regulations and, to the knowledge of the Company and its Subsidiaries, all foreign laws and regulations, in each case respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, result in a Material Adverse Effect.

(v)        Insurance.  The Company and its Subsidiaries have in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of their respective material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or its Subsidiaries may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company and its Subsidiaries.  To the Company’s knowledge, no default or event has occurred that could give rise to a default or termination under any such policy.

(w)       Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)           The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(ii)         Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(iii)         Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Owned Real Estate or Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Law.

(iv)         Neither the Company nor any of its Subsidiaries has received written notice of and there is no legal action pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

(v)          Neither the Company nor any of its Subsidiaries has expressly assumed or retained any liabilities under any applicable Environmental Laws of any other person, including in any acquisition or divestiture of any property or business.

As used here, “Environmental Laws” means any applicable law, and any order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. “Environmental Law” also includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. “Permits” means all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from any Governmental Entity. “Governmental Entity” means all supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority. “Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(x)         No General Solicitation or Integrated Offering.  Neither the Company, its Subsidiaries, nor any person acting for their behalf, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to the Common Shares being offered hereby.  Neither the Company, its Subsidiaries,  nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Common Shares being offered hereby under the Securities Act or cause this offering of the Common Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.

(y)         No Brokers.  Except for the engagement letter by and between Jefferies LLC and the Company as of October 1, 2017, neither the Company nor any of its Subsidiaries has taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by either of the Purchasers relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(z)         Internal Control over Financial Reporting.  As provided in the SEC Documents, the Company and each of its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company’s Board of Directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(aa)       Antitakeover Matters.  The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Delaware General Corporation Law are, and will be, inapplicable to the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Board of Directors of the Company has taken and will take all actions necessary to exempt the consummation of the transactions contemplated by this Agreement and the other Transaction Document under the Rights Agreement, including, without limitation, the adoption of the Rights Agreement Amendment.

Section 2.02.        Purchasers Representations and Warranties.  Each of the Purchasers,  severally and not jointly, represents and warrants to and for the benefit of the Company as of the Closing Date:

(a)       Purchase for Own Account, Etc.  Each of the Purchasers is purchasing the Common Shares offered hereby for its own account for investment purposes only and not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Each of the Purchasers is capable of evaluating the merits and risks of its investment in the Company. Each of the Purchasers understands that it must bear the economic risk of this investment indefinitely, unless the Common Shares purchased hereby are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Common Shares other than as contemplated by the Registration Rights Agreement.  Notwithstanding anything in this Section 2.02(a) to the contrary, by making the representations herein, each of the Purchasers does not agree to hold any Common Shares purchased hereby for any minimum or other specific term and reserves the right to dispose of any such Common Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

(b)       Accredited Investor Status.  Each of the Purchasers is an “Accredited Investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)       Reliance on Exemptions.  Each of the Purchasers understands that the Common Shares being offered hereby are being offered and sold to each Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such Common Shares.

(d)       Governmental Review.  Each of the Purchasers understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares offered hereby.

(e)      Transfer or Resale.  Each of the Purchasers understands that (i) except as provided in the Registration Rights Agreement, the sale or resale of the Common Shares offered hereby have not been and are not being registered under the Securities Act or any state securities laws, and such securities may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering such securities; (B) the Common Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (C) the Common Shares to be sold or transferred may be sold under and in compliance with Rule 144 promulgated under the Securities Act (including any successor rule, “Rule 144”); or (D) the Common Shares to be sold or transferred may be sold or transferred to an affiliate of each Purchaser that agrees to sell or otherwise transfer the Common Shares only in accordance with the provisions of this 4.02(e) and that is an Accredited Investor; and (ii) neither the Company nor any other person is under any obligation to register such Common Shares under the Securities Act or any state securities laws (other than pursuant to the terms of the Registration Rights Agreement).  Notwithstanding the foregoing or anything else contained herein to the contrary, the Common Shares offered hereby may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

(f)       No Disqualification Events. Neither (i)  any of the Purchasers, (ii) any of their respective directors, executive officers, other officers that may serve as a director or officer of any company in which any Purchaser invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by either of the Purchasers is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

(g)      Legends.  Each of the Purchasers understands that the certificates and instruments evidencing the Common Shares will bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION.  THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Common Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of such Common Shares is registered under the Securities Act (including registration pursuant to Rule 416 thereunder) or (ii) such holder provides the Company with an opinion of counsel stating that a public or private sale or transfer of such Common Shares may be made without registration under the Securities Act.  In the event the above legend is removed from any certificate evidencing the Common Shares due to the declaration of effectiveness of a registration statement covering the resale of such Common Shares and thereafter the effectiveness of such registration statement is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then, upon reasonable advance written notice to each of the Purchasers, the Company may require that the above legend be placed on any certificate evidencing such Common Shares that cannot then be sold pursuant to an effective registration statement and each of the Purchasers shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Common Shares may again be sold pursuant to an effective registration statement.

(h)      Authorization; Enforcement.  This Agreement and the other Transaction Documents to which each of the Purchasers is a party have been duly and validly authorized, executed and delivered on behalf of each of the Purchasers and are valid and binding agreements of each of the Purchasers enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

ARTICLE III

COVENANTS

Section 3.01.        Board of Director Designees.

(a)        The Company’s Board of Directors has taken all actions necessary such that,  as of the Closing Date, the Company’s Board of Directors consists of five (5) members in a three-class classified board structure. The Board of Directors shall consist of C. Clarke Webb and Robert H. Alpert, as appointed by the Purchasers (the “Purchasers Designees”);  Doug Tabor, a Holder of Common Interests (as defined in the Plan Documents) (the “Common Director”);  Brian Laibow, as appointed by Aleris (the “Aleris Designee”); and Randolph Brown, an “Independent” director as defined by NASDAQ listing requirements (the “Independent Director” and, together with the Purchasers Designees, the Common Director and the Aleris Designee, the “New Directors”).  In addition, the Company’s Board of Directors shall take all actions necessary such that immediately following the Closing Date, or as soon as possible thereafter, one representative of each of the 210 Purchaser and the GS Purchasers shall be allowed to attend all meetings  of the Company’s Board of Directors as a special observer and receive copies of materials distributed to the Board of Directors.

(b)        If either of the Purchasers Designees shall cease to serve as a director for any reason, the Company’s Board of Directors shall appoint and elect a replacement director designated by the Purchasers to serve out the remaining term of the existing director.

(c)        On the Closing Date, the Company shall enter into the Indemnification Agreement with each of the New Directors  and provide directors’ and officers’ liability insurance on terms and conditions satisfactory to each of the Purchasers with respect to each of the New Directors prior to the commencement of each such director’s service on the Board of Directors.

(d)        The Company’s Board of Directors shall take all actions necessary to waive the appointment of the New Directors from constituting a change of control under any of its outstanding agreements and to prevent the appointment of such directors from causing the accelerated vesting of any awards for or rights to shares of the Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of the Common Stock.

Section 3.02.        Use of Proceeds.  The outstanding balance of the DIP Loan owed to the 210 Affiliate DIP Lender and GS Affiliate DIP Lender shall be applied towards the Purchase Price and shall reduce on a dollar-for-dollar basis the amount of the Purchase Price  to be paid by the Purchasers, as set forth on Schedule A attached hereto.  The Company shall use the Cash Consideration from the sale and issuance of the Common Shares to pay claims as required by the Plan, and the remainder for general corporate purposes and working capital, which may include any future acquisitions.

Section 3.03.        No Integrated Offerings.  The Company shall not make any offers or sales of any security (other than the Common Shares offered hereby) under circumstances that would require registration of the Common Shares being offered or sold hereunder under the Securities Act or cause this offering of such Common Shares to be integrated with any other offering of securities by the Company.

Section 3.04.        Inspection Rights. For so long as the Purchasers  (with their affiliates) collectively hold five percent (5%) or more of the outstanding shares of capital stock of the Company, the Company shall permit, during normal business hours and upon reasonable request and reasonable notice, such Purchaser (or such affiliate) or any employees, agents or representatives thereof, for purposes reasonably related to such Purchaser’s (or such affiliate’s) interests as a stockholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers, consultants, directors, and key employees.

Section 3.05.        Company Operating Plan. From and after the Closing Date, the Company agrees to work together with the Purchasers to develop a plan to maximize long-term stockholder value, including, among other things, to monetize the remaining assets of the Company following the Real Alloy Sale and to seek acquisition opportunities with additional businesses.

Section 3.06.       Deregistration.  As soon as practicable following the Closing Date, the Company agrees to use its commercially reasonable efforts to take steps to deregister its shares of Common Stock, including filing a Form 15 with the SEC.

Section 3.07.        Abandonment of Equity Interests.  Pursuant to the Plan, the Company shall abandon its equity in the Sellers (as defined in the Asset Purchase Agreement) pursuant to Section 554(a) of the Bankruptcy Code on or before the earlier of (1) June 30, 2018 and (2) the closing date of the Real Alloy Sale under the Asset Purchase Agreement.

ARTICLE IV

GOVERNING LAW; INDEMNIFICATION; MISCELLANEOUS

Section 4.01.        Governing Law; Jurisdiction.  Matters relating solely to corporate law under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All other matters, such as the interpretation of the rights granted and the obligations of the parties under this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas.  The Company and each of the Purchasers irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of Dallas, State of Texas, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by law.  The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

Section 4.02.        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission or electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Section 4.03.        Construction.  Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural.  Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.  The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.04.        Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

Section 4.05.        Entire Agreement; Amendments.  This Agreement, the Transaction Documents, the Confirmation Order and the Plan (including any schedules and exhibits hereto and thereto) contain the entire understanding of each of the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any of the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters. To the extent of any conflict between any or all of such documents, the following hierarchy shall control: (i)  the Confirmation Order, (ii) the Plan,  (iii)  this Agreement, and (iv) the Transaction Documents.  No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each of the Purchasers.

Section 4.06.        Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party.  The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party’s address:

(a)   If to the Company:

Elah Holdings, Inc.

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Telephone: (214) 999-6082

Attention: Michael Hobey, Kyle Ross or Kelly Howard

E-mail: Mhobey@realindustry.com;  kross@realindustryinc.com;

khoward@realindustryinc.com

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Telephone: (212) 468-8000

Attn:       Todd Goren; Benjamin Butterfield; Murray Indick

Email: tgoren@mofo.com; bbutterfield@mofo.com; MIndick@mofo.com

(b)   If to the Purchasers:

210/RELY Partners, LP

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Telephone: (214) 999-6082

Attention: Caryn Peeples

Goldman Sachs BDC, Inc.

200 West Street

New York, New York 10282

Telephone: (212) 357-5817

Attention: Brendan McGovern; Tom Knott

Email: Brendan.Mcgovern@gs.com; Tom.Knott@gs.com; am-ca-legal@gs.com

Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, New York 10282

Telephone: (212) 357-5817

Attention: Brendan McGovern; Tom Knott

Email: Brendan.Mcgovern@gs.com; Tom.Knott@gs.com; am-ca-legal@gs.com

Goldman Sachs Middle Market Lending Corp.

200 West Street

New York, New York 10282

Telephone: (212) 357-5817

Attention: Brendan McGovern; Tom Knott

Email: Brendan.Mcgovern@gs.com; Tom.Knott@gs.com; am-ca-legal@gs.com with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Telephone: (214) 651-5615

Attention: Taylor Wilson, Esq.

Email: Taylor.Wilson@haynesboone.com

Section 4.07.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Except as provided herein, the Company shall not assign this Agreement or any rights or obligations hereunder.    Subject to the provisions of the Registration Rights Agreement and any other Transaction Document that limits the transfer of the Common Shares by the Purchasers, each Purchaser may assign its rights hereunder to any other person or entity without the Company’s consent, but such assignment of rights shall only be valid to the extent that such rights are coupled with actual ownership of the Common Shares.

Section 4.08.        Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 4.09.        Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.10.        Indemnification.  In consideration of the Purchasers’ execution and delivery of this Agreement and the other Transaction Documents and the purchase of the Common Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, from and after the date hereof, the Company shall defend, protect, indemnify and hold harmless, to the fullest extent available under applicable law, each Purchaser and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives, including, without limitation, those retained in connection with the transactions contemplated by this Agreement (collectively, the “Indemnitees”), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements actually incurred (the “Indemnified Liabilities”) by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance and sale of the Common Shares, or (C) the status of each Purchaser or holder of the Common Shares as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding the foregoing, however, the term “Indemnified Liabilities” shall not include, and the Company shall not be responsible for, any liability, loss, cause of action, cost, or otherwise of a Purchaser that arises out of or is based on any gross negligence, willful misconduct, knowing violation of law, or fraud by such Purchaser or its affiliates.

Section 4.11.        Joint Participation in Drafting.  Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the other Transaction Documents.  As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

Section 4.12.        Business Days.  For purposes of this Agreement, the term “business day” means any day other than a Saturday or Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law, regulation or executive order to close.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

ELAH HOLDINGS, INC.

By:	/s/ Kelly G. Howard
Name: Kelly G. Howard
Title: General Counsel, Executive Vice President and Corporate Secretary

PURCHASERS:

210/RELY PARTNERS, LP

By:	210/RELY Investment, LLC,
a Texas limited liability company,
its General Partner

	By:	/s/ Robert H. Alpert
Name: Robert H. Alpert
Title: Principal

GOLDMAN SACHS BDC, INC.

	By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Chief Executive Officer and President

GOLDMAN SACHS PRIVATE MIDDLE MARKET
CREDIT LLC

	By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Chief Executive Officer and President

GOLDMAN SACHS MIDDLE MARKET LENDING
CORP.

	By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Chief Executive Officer and President

Signature Page to

Securities Purchase Agreement

SCHEDULE A

Allocation of Common Shares and Purchase Price

Purchaser	Purchased Common Shares	DIP Purchase Consideration	Cash Consideration	Total Consideration

210/RELY Partners, LP	181,037	$ 2,757,562.50	$5,992,437.50	$ 8,750,000

Goldman Sachs BDC, Inc.	46,214	$ 703,930.50	$ 1,529,705.80	$ 2,233,636.30

Goldman Sachs Private Middle Market Credit LLC	69,386	$1,056,898.50	$ 2,296,737.80	$ 3,353,636.30

Goldman Sachs Middle Market Lending Corp.	65,436	$996,733.50	$ 2,165,993.90	$ 3,162,727.40

Total	362,073	$ 5,515,125.00	$ 11,984,875.00	$ 17,500,000

SCHEDULE 2.01(A)

Subsidiaries

Cosmedicine, LLC

SGGH, LLC

SCHEDULE 2.01(C)

Company Capitalization

Reference is hereby made to the securities listed in Section 2.01(c) as outstanding prior to the Effective Date.

SCHEDULE 2.01(R)

Real Estate

None.

SCHEDULE 2.01(S)

Taxes

As noted in the Company’s SEC Documents, in October 2016, the IRS notified the Company of its intent to audit its 2014 federal tax return, but the IRS has made no further inquiry or action in respect of this.

EXHIBIT A

Form of Stockholders Agreement

EXHIBIT B

Form of Indemnification Agreement

EXHIBIT C

Rights Plan Amendment

EXHIBIT D

Form of Acquisition Facility Commitment Letter

EXHIBIT E

Form of Registration Rights Agreement